Exhibit (c)(17)

745 Seventh Avenue New York, NY 10019 United States

CONFIDENTIAL

May 2, 2021

Special Committee of the Board of Directors

FBL Financial Group, Inc.

5400 University Avenue

West Des Moines, IA 50266

Members of the Special Committee of the Board of Directors:

We understand that FBL Financial Group, Inc. (the “Company”) intends to amend the terms of a transaction (the “Proposed Transaction”) with Farm Bureau Property & Casualty Insurance Company (“FBPCIC”) and 5400 Merger Sub, Inc., a wholly owned subsidiary of FBPCIC (“Merger Sub”), pursuant to which (i) Merger Sub will merge with and into the Company with the Company as the surviving corporation, and (ii) each outstanding share of Class A common stock, without par value, and Class B common stock, without par value, (collectively, the “Common Shares”) of the Company, other than (A) the Common Shares held by Merger Sub or FBPCIC, (B) the Common Shares held by the Company in treasury or any wholly-owned Company subsidiary and (C) the Dissenting Shares (as defined in the Agreement) will be converted into the right to receive $61.00 in cash, without interest (the “Consideration”). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger, dated as of January 11, 2021, among the Company, FBPCIC and Merger Sub, as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of May 2, 2021 (as amended, the “Agreement”). We understand that it is contemplated that, immediately prior to the closing of the Proposed Transaction, FBPCIC and Iowa Farm Bureau Federation (“IFBF”) will contribute the Common Shares of the Company that they own to Merger Sub in exchange for equity in Merger Sub. The summary of the Proposed Transaction set forth above is qualified in its entirety by the terms of the Agreement.

We have been requested by the Special Committee of the Board of Directors of the Company (the “Special Committee”) to render our opinion with respect to the fairness, from a financial point of view, to the Company’s shareholders other than (i) IFBF and its affiliates, (ii) FBPCIC and its affiliates and (iii) directors and officers of IFBF or FBPCIC and their respective affiliates (collectively, the “Public Shareholders”), of the Consideration to be offered to the Public Shareholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction or the likelihood of consummation of the Proposed Transaction. In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Proposed Transaction, or any class of such persons, relative to the Consideration to be offered to the Public Shareholders in the Proposed Transaction. Our opinion does not address the relative merits of the Proposed Transaction as compared to any other transaction or business strategy in which the Company might engage.

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In arriving at our opinion, we reviewed and analyzed: (1) the Agreement, dated as of January 11, 2021 and as amended on May 2, 2021, and the specific terms of the Proposed Transaction; (2) publicly available information concerning the Company that we believe to be relevant to our analysis, including its Annual Report on Form 10-K for the fiscal years ended December 31, 2019 and 2020 and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2020, June 30, 2020 and September 30, 2020; (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company prepared by management of the Company and guidance from management of the Company with respect to the Company’s expense base; (4) a trading history of the Company’s common stock from November 15, 2019 to April 30, 2021 and a comparison of that trading history with those of other companies that we deemed relevant; (5) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant; (6) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant; (7) published estimates of independent research analysts with respect to the future financial performance and price targets of the Company; and (8) an actuarial appraisal prepared by Milliman, Inc. with respect to the present values of the projected statutory earnings arising from the life insurance and annuity businesses of the Company and its subsidiaries as of September 30, 2020 (the “Milliman Report”). In addition, we have had discussions with the management of the Company concerning its business, operations, assets, liabilities, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information) and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company, upon the advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. We assume no responsibility for and we express no view as to any such projections or estimates or the assumptions on which they are based. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals (other than the Milliman Report) of the assets or liabilities of the Company. At the request of the Special Committee, we used information contained in the Milliman Report and did not assume responsibility for independently verifying, and did not independently verify, any such information. We are not actuaries; our services did not include any actuarial determination or evaluation by us or any attempt to evaluate actuarial assumptions. We have relied on the Company with respect to the appropriateness and adequacy of the actuarial assumptions used by the Company in connection with the financial projections of the Company. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of the Company’s business. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter.

We have assumed the accuracy of the representations and warranties contained in the Agreement and all agreements related thereto. We have also assumed, upon the advice of the Company, that all material governmental, regulatory and third party approvals, consents and releases for the Proposed Transaction will be obtained within the constraints contemplated by the Agreement and that the Proposed Transaction will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. We do not express any opinion as to any tax or other consequences that might result from the Proposed Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Consideration to be offered to the Public Shareholders in the Proposed Transaction is fair to such shareholders.

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We have acted as financial advisor to the Special Committee in connection with the Proposed Transaction and will receive fees for our services a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to reimburse a portion of our expenses and indemnify us for certain liabilities that may arise out of our engagement. We have performed various investment banking services for the Company in the past (which services were disclosed to the Special Committee prior to the date hereof), and expect to perform such services in the future, and have received, and expect to receive, customary fees for such services; however, we have not received investment banking fees from the Company for the period beginning January 1, 2017 through the date hereof, excluding any fees received in connection with this transaction. We have not performed investment banking and financial services for IFBF or FBPCIC in the past and have not received investment banking fees from IFBF or FBPCIC for the period beginning January 1, 2017 through the date hereof; however, as a full-service financial institution, we may provide investment banking services to IFBF or FBPCIC in the future and receive customary fees for such services.

Barclays Capital Inc., its subsidiaries and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of our business, we and our affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Company, FBPCIC and IFBF for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is for the use and benefit of the Special Committee and is rendered to the Special Committee in connection with its consideration of the Proposed Transaction and its recommendation thereon to the full Board of Directors of the Company and to the Company’s shareholders. This opinion is not intended to be and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Proposed Transaction.

Very truly yours,

BARCLAYS CAPITAL INC.

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